CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our report dated November 13, 2007 of Dreyfus Premier Equity Funds, Inc.- Dreyfus Premier Growth and Income Fund, which is incorporated by reference in this Registration Statement on Form N-1A of Premier Equity Funds, Inc.-Dreyfus Premier Growth and Income Fund.

ERNST & YOUNG LLP

New York, New York January 23, 2008